EQUITABLE ACCUMULATOR IRA ([TRADITIONAL] [ROTH])

                                      DATA


PART A -- THIS PART LISTS YOUR PERSONAL DATA.


OWNER:   JOHN DOE

ANNUITANT:        JOHN DOE                 Age:  60                  Sex:  Male

CONTRACT:  GROUP ANNUITY CONTRACT NO. AC 6727

CERTIFICATE NUMBER:              00000

   ENDORSEMENTS ATTACHED:  Minimum Income Benefit Endorsement
                           Endorsement Applicable to [Roth] IRA Certificates Endorsement Applicable to Market Value
                           Adjustment Terms
                           Rider to Endorsement Applicable to Market Value Adjustment Terms
                           Endorsement Applicable to Life Contingent Annuity

   ISSUE DATE:               May 4, 1998

   CONTRACT DATE:            May 4, 1998

ANNUITY COMMENCEMENT DATE:                  August 22, 2027

         THE MAXIMUM MATURITY AGE IS AGE 90 -- SEE SECTION 7.03.
         The Annuity Commencement Date may not be later than the Processing Date which follows your 90th birthday.

         [Applicable for Traditional IRAs - However, if you choose a date later than age 70 1/2, distribution of at least the minimum payments required must commence by April 1 of the calendar year following the calendar year in which you attain age 70 1/2 (see item 2 of the Endorsement Applicable to IRA Certificates).]

GUARANTEED BENEFITS:   Combined Guaranteed Minimum Income Benefit and
                       Guaranteed Minimum Death Benefit - [6% Roll Up to Age 80]
                       [Annual Ratchet to Age 80]

BENEFICIARY: JANE DOE


No. 94ICA/B                                    Data page 1               (5/98)

PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CERTIFICATE.

INITIAL CONTRIBUTION RECEIVED (SEE SECTION 3.02):   $10,000.00

  INITIAL GUARANTEED INTEREST RATE (SEE SECTION 2.01): 7.00% through May 4, 1999

  MINIMUM GUARANTEED INTEREST RATE (SEE SECTION 2.01): None after the first year

INVESTMENT OPTIONS AVAILABLE (SEE PART II); YOUR ALLOCATION IS ALSO SHOWN.

INVESTMENT OPTIONS                                                     ALLOCATION (SEE SECTION 3.01)
------------------                                                     -----------------------------
      Alliance Conservative Investors Fund
      Alliance Growth Investors Fund
      Alliance Growth & Income Fund
      Alliance Common Stock Fund
      Alliance Global Fund
      Alliance International Fund
      Alliance Aggressive Stock Fund
      Alliance Small Cap Growth Fund
      Alliance Money Market Fund                                                    $2,500.00
      Alliance Intermediate Government Securities Fund
      Alliance High Yield Fund
      Alliance Equity Index Fund(1)
      BT Equity 500 Index Fund
      BT Small Company Index Fund
      BT International Equity Index Fund
      MFS Emerging Growth Companies Fund
      MFS Research Fund                                                             $2,500.00
      Merrill Lynch Basic Value Equity Fund
      Merrill Lynch World Strategy Fund                                             $2,500.00
      Morgan Stanley Emerging Markets Equity Fund
      EQ/Putnam Balanced Fund
      EQ/Putnam Growth & Income Value Fund
      T. Rowe Price Equity Income Fund
      T. Rowe Price International Stock Fund
      Warburg Pincus Small Company Value Fund                                       $2,500.00
      DOLLAR COST AVERAGING ACCOUNT - 7.00%(2)
      GUARANTEE PERIODS (CLASS I)
       EXPIRATION DATE AND GUARANTEED RATE
       February 15, 1999
       February 15, 2000
       February 15, 2001
       February 15, 2002
       February 15, 2003
       February 15, 2004
       February 15, 2005
       February 15, 2006
       February 15, 2007
       February 15, 2008
       February 15, 2009(3)
       February 15, 2010(3)
       February 15, 2011(3)
       February 15, 2012(3)
       February 15, 2013(3)
                                                              -------------------------------
                                                              TOTAL:               $10,000.00

(1) Only available under APO Plus.
(2) See Section 2.01.
(3) Only available under the Assured Payment Option and APO Plus.

Investment Options shown are Investment Funds of our Separate Account No. 45 and Guarantee Periods shown are in the Guaranteed Period Account. See Endorsement Applicable to Market Value Adjustment Terms.


No. 94ICA/B                                          Data page 2         (5/98)

"TYPES" OF INVESTMENT OPTIONS (SEE SECTION 4.02):  Not applicable

GUARANTEED INTEREST ACCOUNT (SEE SECTION 2.01): Available only under the Dollar Cost Averaging Account

BUSINESS DAY (SEE SECTION 1.05): A Business Day for this Certificate will mean any day on which the New York Stock Exchange is open for trading.

PROCESSING DATES (SEE SECTION 1.20): A Processing Date is each Contract Date anniversary.

AVAILABILITY OF INVESTMENT OPTIONS (SEE SECTION 2.04): (See Data pages, Part C; Allocation Restrictions)

ALLOCATION OF CONTRIBUTIONS (SEE SECTION 3.01): Except as indicated below, your initial and any subsequent Contributions are allocated according to your instructions.

If you selected Principal Assurance a portion of your initial Contribution is allocated by us to a Guarantee Period you have selected. The remaining portion of your initial Contribution is allocated to the Investment Funds according to your instructions. Any subsequent Contributions will be allocated according to your instructions. (See Data pages, Part C; Allocation Restrictions)

If you elect the Assured Payment Option after issue of the Certificate, your Annuity Account Value and any subsequent Contributions will be allocated by us to the Guaranteed Period Account and the Life Contingent Annuity and no amounts may be allocated to the Investment Funds. (See Data pages, Part C; Allocation Restrictions)

If you elect APO Plus after issue of the Certificate, a portion of your Annuity Account Value is allocated by us to the Guaranteed Period Account and the Life Contingent Annuity. The remaining Annuity Account Value is allocated to the Alliance Common Stock Fund or the Alliance Equity Index Fund as you select, until transferred by us. (See Data pages, Part C; Allocation Restrictions)

CONTRIBUTION LIMITS (SEE SECTION 3.02):

[Applicable for Traditional IRAs - We will only accept initial Contributions of at least $5,000 in the form of either a rollover Contribution or a direct custodian-to-custodian transfer from other traditional individual retirement arrangements. Subsequent Contributions may be made in an amount of at least $1,000. Subsequent Contributions may be "regular" IRA Contributions (limited to a maximum of $2,000 a year), rollover Contributions or direct transfers. Rollover Contributions and direct transfers are not subject to the $2,000 annual limit. "Regular" IRA Contributions may not be made for the taxable year in which you attain age 70 1/2 and thereafter. Rollover and direct transfer Contributions may be made at any time until you attain age 79. However, any amount contributed after you attain age 70 1/2 must be net of your minimum distribution for the year in which the rollover or direct transfer Contribution is made (see item 2 Annuity Commencement Date in Endorsement Applicable to IRA Certificates).]


No. 94ICA/B                                          Data page 3         (5/98)

[Applicable for Roth IRAs - We will only accept initial Contributions of at least $5,000 in the form of either a rollover Contribution from Traditional IRAs, or Roth IRAs, or direct custodian-to-custodian transfers from other Roth IRAs. Subsequent Contributions may be made in an amount of at least $1,000. We will not accept "regular" IRA Contributions to Roth IRAs. Rollover Contributions and direct custodian-to-custodian transfers can be made any time during your lifetime provided you meet certain requirements (see item II. Limits on Contributions in Endorsement Applicable to Roth IRA Certificates).]

We may refuse to accept any Contribution if the sum of all Contributions under your Certificate would then total more than $1,500,000. We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all Equitable Life annuity accumulation certificates/contracts that you own would then total more than $2,500,000.

A minimum Annuity Account Value of $10,000 is required to elect the Assured Payment Option or APO Plus.

TRANSFER RULES (SEE SECTION 4.02): Transfers among the Investment Options may be made at any time during the Contract Year.

ALLOCATION OF WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals - You must provide withdrawal instructions indicating from which Investment Options the Lump Sum Withdrawal and any withdrawal charge will be taken; [Applicable for Traditional IRAs - Minimum Distribution Withdrawals - Unless you specify otherwise, Minimum Distribution Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Investment Funds. If there is insufficient value or no value in the Investment Funds, any additional amount of the withdrawal required or the total amount of the withdrawal, as applicable, will be withdrawn from the Guarantee Periods in order of the earliest Expiration Date(s) first.]

WITHDRAWAL RESTRICTIONS (SEE SECTION 5.01): [Applicable for Traditional IRAs - Minimum Distribution Withdrawals - May be elected in the year in which you attain age 70 1/2 or at a later date. Minimum Distribution Withdrawals will be made annually.

Minimum Distribution Withdrawals may not be elected while the Assured Payment Option or APO Plus is in effect.]

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): Lump Sum Withdrawals minimum - $1,000; [Applicable for Traditional IRAs - Minimum Distribution Withdrawals minimum - $250.]

MINIMUM AMOUNT OF ANNUITY ACCOUNT VALUE AFTER A WITHDRAWAL (SEE SECTION 5.02):
Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Certificate).


No. 94ICA/B                                          Data page 4         (5/98)

We will NOT exercise our rights, described in Sections 5.02(b) and 5.02(c), to terminate the Certificate.

DEATH BENEFIT AMOUNT (SEE SECTION 6.01):

The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit defined below.

Guaranteed Minimum Death Benefit
[6% Roll Up to Age 80 - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is credited with interest at 6% (4% for amounts in the Alliance Money Market and Alliance Intermediate Government Securities Funds and the Guarantee Periods) on each Contract Date anniversary through your age 80 (or at your death, if earlier), and 0% thereafter, and is adjusted for any subsequent Contributions and withdrawals.]

Your current Guaranteed Minimum Death Benefit will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 6% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 6% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.]

[Annual Ratchet to Age 80 - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is reset through your age 80, to the Annuity Account Value on a Contract Date anniversary if higher than the current Guaranteed Minimum Death Benefit, and is adjusted for any subsequent Contributions and withdrawals.

Each withdrawal will cause a reduction in your current Guaranteed Minimum Death Benefit on a pro rata basis.]

NORMAL FORM OF ANNUITY (SEE SECTION 7.04):  Life Annuity 10 Year Period Certain

AMOUNT OF ANNUITY BENEFIT (SEE SECTION 7.05): The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any period certain only annuity form except that if the period certain is more than five years the amount applied will be no less than 95% of the Annuity Account Value.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE
SECTION 7.06): 6% per year

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06): $2,000, as well as minimum of $20 for initial monthly annuity payment.


No. 94ICA/B                                          Data page 5         (5/98)

GUARANTEED MINIMUM INCOME BENEFIT (SEE SECTION 7.08): You may apply your Annuity Account Value during the period of time indicated below to purchase a minimum amount of guaranteed lifetime income under our Income Manager (Life Annuity with a Period Certain) payout annuity certificate. The Income Manager (Life Annuity with a Period Certain) payout annuity certificate provides payments during a period certain with payments continuing for life thereafter.

The period certain is based on your age at the time the Income Manager (Life Annuity with a Period Certain) is elected. The period certain is 10 years for ages 60 through 75; 9 years for age 76; 8 years for age 77; and 7 years for ages 78 through 83.

The Guaranteed Minimum Income Benefit is available only if it is exercised within 30 days following the 7th or later Contract Date anniversary under this Certificate. However, it may not be exercised earlier than your age 60, nor later than age 83.

On the Transaction Date that you exercise your Guaranteed Minimum Income Benefit, the lifetime income that will be provided under the Income Manager (Life Annuity with a Period Certain) will be the greater of (i) your Guaranteed Minimum Income Benefit, and (ii) the amount of income that would be provided by application of your Annuity Account Value as of the Transaction Date at our then current annuity purchase factors.

Guaranteed Minimum Income Benefit Benefit Base - The Guaranteed Minimum Income Benefit benefit base is equal to the initial Contribution on the Contract Date. Thereafter, the Guaranteed Minimum Income Benefit benefit base is credited with interest at 6% (4% for amounts in the Alliance Money Market and Alliance Intermediate Government Securities Funds and the Guarantee Periods) on each Contract Date anniversary through your age 80, and 0% thereafter, and is adjusted for any subsequent Contributions and withdrawals. The Guaranteed Minimum Income Benefit benefit base will also be reduced by any withdrawal charge remaining on the Transaction Date that you exercise your Guaranteed Minimum Income Benefit.

Your Guaranteed Minimum Income Benefit benefit base is applied to guaranteed minimum annuity purchase factors to determine the Guaranteed Minimum Income Benefit. The guaranteed minimum annuity purchase factors are based on (i) interest at 2.5% if the Guaranteed Minimum Income Benefit is exercised within 30 days following a Contract Date anniversary in years 7 through 9 and at 3% if exercised within 30 days following the 10th or later Contract Date anniversary and (ii) mortality tables that assume increasing longevity. See the attached table.

Your Guaranteed Minimum Income Benefit benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating your Guaranteed Minimum Income Benefit.


No. 94ICA/B                                          Data page 6         (5/98)

Your current Guaranteed Minimum Income Benefit benefit base will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 6% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit (described above). Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 6% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.

WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that (i) any withdrawals during a Contract Year exceed the Free Corridor Amount as discussed in Section
8.01 or, (ii) the Certificate is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each Contribution in accordance with the table below.

                                           Current and Maximum
                                              Percentage of
               Contract Year                  Contributions
               -------------                  -------------
                     1                           7.00%
                     2                           6.00%
                     3                           5.00%
                     4                           4.00%
                     5                           3.00%
                     6                           2.00%
                     7                           1.00%
                8 and later                      0.00%

The applicable withdrawal charge percentage is determined by the Contract Year in which the withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal charges will be deducted from the Annuity Account Value in the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): 15% of Annuity Account Value at the beginning of the Contract Year, minus any amount previously withdrawn during the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions. [Applicable for Traditional IRAs - In any Contract Year when a Minimum Distribution Withdrawal is the only withdrawal taken, no withdrawal charge will apply.]


No. 94ICA/B                                          Data page 7         (5/98)

Lump Sum Withdrawals in excess of the Free Corridor Amount [Applicable for Traditional IRAs - or a Minimum Distribution Withdrawal when added to a Lump Sum Withdrawal previously taken in the same Contract Year, which exceeds the Free Corridor Amount] will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon a surrender.

If the Assured Payment Option or APO Plus is in effect a 10% Free Corridor Amount will apply for Lump Sum Withdrawals.

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE (SEE SECTION 8.02):

         (a) Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit Charge: For providing the Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit we will deduct annually on each Processing Date an amount equal to 0.30% of the Guaranteed Minimum Income Benefit benefit base (described above) in effect on such Processing Date. 0.30% is the maximum we will charge.

         (b) Charges for State Premium and Other Applicable Taxes: A charge for applicable taxes, such as state or local premium taxes generally will be deducted from the amount applied to provide an Annuity Benefit under Section 7.02. In certain states, however, we may deduct the charge from Contributions rather than at the Annuity Commencement Date.

The above charges will be deducted from the Annuity Account Value in the Investment Funds on a pro rata basis. If there is insufficient value in the Investment Funds, all or a portion of the charges will be deducted from the Annuity Account Value with respect to the Guarantee Periods in order of the earliest Expiration Date(s) first.

NUMBER OF FREE TRANSFERS (SEE SECTION 8.03):  Unlimited


No. 94ICA/B                                          Data page 8         (5/98)

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):

Mortality and Expense Risks Charge:
                 Current and Maximum         Annual rate of 1.10% (equivalent to
                                             a daily rate of 0.003032%).

Administration Charge:
                Current and Maximum          Annual rate of 0.25% (equivalent to
                                             a daily rate of 0.000692%). We
                                             reserve the right to increase this
                                             charge to an annual rate of 0.35%.


No. 94ICA/B                                          Data page 9         (5/98)

PART C -- THIS PART LISTS THE TERMS WHICH APPLY TO THE ENDORSEMENT APPLICABLE TO
------    MARKET VALUE ADJUSTMENT TERMS (MVA ENDORSEMENT).


ALLOCATION RESTRICTIONS (SEE SECTION 3.01): Except as indicated below, if you are age 76 or older, allocations may be made only to Guarantee Periods with maturities of five years or less; however, in no event may allocations be made to Guarantee Periods with maturities beyond the February 15th immediately following the Annuity Commencement Date.

If you elect the Assured Payment Option, your Contributions and Annuity Account Value will be allocated by us to serially maturing Guarantee Periods having Expiration Dates in annual sequence and the Modal Payment portion of the Guaranteed Period Account, if applicable, and applied to the Life Contingent Annuity, so as to provide increasing withdrawal payments during a fixed period followed by annuity payments for life under the Life Contingent Annuity. The fixed period payments consist of payments described under Transfers at Expiration Date, below. When amounts are applied under the Life Contingent Annuity, Data pages, Part D will be issued.

If you elect APO Plus, a portion of your Annuity Account Value is allocated by us to serially maturing Guarantee Periods having Expiration Dates in annual sequence and the Modal Payment portion of the Guaranteed Period Account, if applicable, and applied to the Life Contingent Annuity, so as to provide substantially equal withdrawal payments during a fixed period followed by annuity payments for life under the Life Contingent Annuity. Fixed period payments are described under Transfers at Expiration Date, below. The remaining Annuity Account Value is allocated to the Alliance Common Stock Fund or Alliance Equity Index Fund as you select. Once the Fund is selected, it may not be changed. Any subsequent Contributions will be allocated only to the selected Fund and then will be periodically transferred by us to the Guarantee Periods and the Life Contingent Annuity. When amounts are applied under the Life Contingent Annuity, Data pages, Part D will be issued.

TRANSFERS AT EXPIRATION DATE (SEE ITEM 1 OF MVA ENDORSEMENT): Except as indicated below, if no election is made with respect to amounts in the Guaranteed Period Account as of the Expiration Date, such amounts will be transferred into the Guarantee Period with the earliest Expiration Date.

If the Assured Payment Option or APO Plus is in effect, upon the expiration of a Guarantee Period, the Guaranteed Period Amount will be paid to you in full, if annual payments are to be made on an Expiration Date in each calendar year. Otherwise, the Guaranteed Period Amount will be transferred into the Modal Payment portion of the Guaranteed Period Account. You may not transfer these amounts into any other Investment Options. These withdrawals will not be subject to a withdrawal charge.


No. 94ICA/BMVA                                       Data page 10        (5/98)

MARKET VALUE ADJUSTMENT (MVA) ON TRANSFERS AND WITHDRAWALS (SEE ITEM 2 OF MVA ENDORSEMENT): The MVA (positive or negative) resulting from a withdrawal or transfer of a portion of the amount in a Guarantee Period will be a percentage of the MVA that would be applicable upon a withdrawal of all of the Annuity Account Value from a Guarantee Period. This percentage is determined by (i) dividing the amount of the withdrawal or transfer from the Guarantee Period by
(ii) the Annuity Account Value in such Guarantee Period prior to the withdrawal or transfer.

TRANSFER RULES (SEE SECTION 4.02): Transfers may not be made to a Guarantee Period maturing in the current calendar year. Guarantee Periods to which transfers may be made are limited based on your attained age (see Allocation Restrictions above).

MVA FORMULA (SEE ITEM 3 OF MVA ENDORSEMENT): The Guaranteed Rate for new allocations to a Guarantee Period is the rate we have in effect for this purpose even if new allocations to that Guarantee Period would not be accepted at the time. This rate will not be less than 3%.

The current rate percentage we use in item (c) of the formula is 0.00%. For purposes of calculating the MVA only, we reserve the right to add up to 0.25% to such current rate percentage.

SEPARATE ACCOUNT (SEE ITEM 5 OF MVA ENDORSEMENT): The portion of the assets of Separate Account No. 46 equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct.


No. 94ICA/BMVA                                       Data page 11        (5/98)

                        GUARANTEED MINIMUM INCOME BENEFIT
                       TABLE OF GUARANTEED MINIMUM ANNUITY
                                PURCHASE FACTORS
                         FOR INITIAL LEVEL ANNUAL INCOME
                               SINGLE LIFE - MALE


                                                PURCHASE FACTORS                         PURCHASE FACTORS
                                                ON CONTRACT DATE                         ON CONTRACT DATE
            ELECTION AGE                      ANNIVERSARIES 7 TO 9                  ANNIVERSARIES 10 AND LATER
            ------------                      --------------------                  --------------------------
                 60                                    5.12%                                    5.47%
                 61                                    5.22                                     5.58
                 62                                    5.34                                     5.69
                 63                                    5.45                                     5.81
                 64                                    5.58                                     5.93
                 65                                    5.70                                     6.06
                 66                                    5.84                                     6.19
                 67                                    5.98                                     6.33
                 68                                    6.13                                     6.48
                 69                                    6.28                                     6.63
                 70                                    6.44                                     6.79
                 71                                    6.60                                     6.95
                 72                                    6.77                                     7.12
                 73                                    6.95                                     7.29
                 74                                    7.13                                     7.47
                 75                                    7.32                                     7.66
                 76                                    7.63                                     7.98
                 77                                    7.98                                     8.32
                 78                                    8.35                                     8.70
                 79                                    8.62                                     8.97
                 80                                    8.91                                     9.25
                 81                                    9.21                                     9.55
                 82                                    9.52                                     9.86
                 83                                    9.85                                    10.19


                 Interest Basis:    2.5% on Contract Date anniversaries 7
                                    through 9 and 3% on Contract Date
                                    anniversaries 10 and later Non-participating

                 Mortality:         1983 Individual Annuity Mortality Table "a"
                                    for Male projected with modified Scale G.

Factors required for annuity forms not shown in the above table will be calculated by us on the same actuarial basis.


No. 94ICA/B                                          Data page 12        (5/98)